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                                                                    EXHIBIT 99.1



CITIGATE SARD VERBINNEN                                                    NEWS

FOR IMMEDIATE RELEASE

                              Contact: George Sard/Anna Cordasco/Paul Caminiti Citigate Sard Verbinnen
                                        212/687-8080


               VECTOR GROUP LTD. TO SELL RUSSIAN TOBACCO BUSINESS
                          TO GALLAHER FOR $400 MILLION

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         MIAMI, FL, JUNE 15, 2000 - Vector Group Ltd. (NYSE: VGR) announced today that it has entered into a definitive agreement to sell the Company's Russian tobacco business, Liggett-Ducat Ltd., to Gallaher Group Plc (LSE: GLH) for $400 million. The purchase price will consist of $335.6 million in cash and $64.4 million in assumed debt and capital commitments.

         Liggett-Ducat, one of Russia's leading cigarette producers since 1892, manufactured and marketed 25.2 billion cigarettes in 1999, the year in which it moved its operations to a new, state-of-the-art tobacco manufacturing facility outside Moscow. The new factory is currently producing at a rate in excess of 40 billion units annually. Liggett-Ducat produces or has the rights to produce 26 different brands of cigarettes, including Russian brands such as PEGAS, PRIMA and BELOMORKANAL. Liggett-Ducat is also the exclusive producer of the L-D, DUCAT, CITY, NOVEST, ARBAT and ST. GEORGE brands. Russia is the world's fourth largest cigarette market.

         Bennett S. LeBow, Chairman and CEO of Vector Group said, "We are extremely pleased that we were able to reach an agreement that recognizes the fair value of the Liggett-Ducat assets. We will use a portion of this significant return on our investment to retire Vector Group's remaining corporate-level debt and, through our interest in New Valley, Vector Group will remain active in the Russian real estate market."




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         Under the agreement, Gallaher will purchase Western Tobacco Investments
LLC, through which Vector Group holds its 99.9% interest in Liggett-Ducat, and additional land adjacent to the new factory. The proceeds generated from the sale will be divided among Vector Group and Western Realty Development LLC, a joint venture between New Valley Corporation (OTC: NVAL) and Apollo Real Estate Investment Fund III, L. P., which provided financing. Of the cash proceeds from the transaction after expenses, Vector Group will receive approximately $200 million, of which the Company intends to use approximately $105 million to retire the BGLS Inc. 15.75% Senior Secured Notes due 2001. New Valley, in which Vector Group owns a 55.6% controlling interest, will receive approximately $58 million in cash proceeds from the sale and Apollo will receive approximately $69 million in cash proceeds from the sale.

         The transaction is expected to close in the third quarter of 2000 and is conditioned upon receipt of Russian antitrust and environmental approvals and other customary closing conditions.

         Vector Group is a holding company that indirectly owns Liggett Group Inc. and controlling interests in Liggett-Ducat Ltd. and New Valley Corporation. Effective May 24, 2000, Vector Group changed its name from Brooke Group Ltd.







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